Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Form S-8 (Nos. 333-230726, 333-89333, 333-70210, 333‑114104, 333-116279, 333-162925, 333-166804, 333-172904, 333-183668, 333‑205706, 333-205707, 333-215095, and 333-259425) and Form S-3 (No. 333-254458) of Bsquare Corporation of our report dated March 10, 2022, relating to the consolidated financial statements of Bsquare Corporation (which report expresses an unqualified opinion) appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Moss Adams LLP

Seattle, Washington

March 10, 2022